Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Hexcel Corporation Announces the Appointment of Mr. Wayne Pensky as Senior Vice President & Chief Financial Officer

STAMFORD, CT. April 9, 2007 — Hexcel Corporation (NYSE: HXL), today announced that Mr. Wayne Pensky will be appointed Senior Vice President and Chief Financial Officer.  The current Chief Financial Officer, Mr. Stephen Forsyth has advised that he is leaving the company on April 27, 2007 to join Chemtura Corporation (NYSE:CEM) as its Executive Vice President and Chief Financial Officer.

Mr. Pensky joined Hexcel in July 1993 as Corporate Controller, having previously been a partner in a public accounting firm. In 1998 he was named Vice President, Finance and Controller of Hexcel’s Composites global business unit. In that role he has been responsible for accounting, planning, analysis and control activities of the business in the U.S. and internationally.  Since last summer, he has led the process to integrate and consolidate Hexcel’s operational finance & accounting organization.  He will relocate from Hexcel’s offices in Dublin, California to the corporate headquarters in Stamford, Connecticut.

Mr. Dave Berges, Chairman & CEO commented, “Stephen has made many significant contributions to Hexcel since joining the company in 1980 in operating, business development and financial positions.  He played a pivotal role in Hexcel’s growth and development over the last fifteen years.  While Stephen will be missed, we are pleased that Chemtura has recognized his abilities and wish him every success in his new position.”

Mr. Berges continued, “I am delighted to name Wayne to the position of Chief Financial Officer and that our succession planning has enabled an orderly transition.  Wayne combines strong financial and accounting skills and an in depth understanding of our business with clear sighted business judgment and leadership abilities. I look forward to his many contributions to the success of Hexcel in this exciting period of growth.”

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Hexcel Corporation is a leading advanced structural materials company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures for use in commercial aerospace, space and defense, and industrial applications.

Contact Information
Investors:	Media:
Stephen C. Forsyth	Michael Bacal
(203) 969-0666 ext. 425	(203) 969-0666 ext. 426
stephen.forsyth@hexcel.com	michael.bacal@hexcel.com